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                                                                    Exhibit 4.30

                              [English Translation]

          CO-OPERATION FRAMEWORK AGREEMENT IN RESPECT OF INDIRECT LOAN

This Agreement was entered into on 10 May 2002 in Beijing, the People's Republic of China (hereinafter "the PRC") by and between:

(1) China Mobile Communications Corporation (hereinafter "PARTY A"), a state-owned company incorporated and in good standing under the laws of the PRC, having its legal address at #53 Xi Bianmen Nei Da Jie Street, Xuan Wu District, Beijing, the PRC; and

(2) China Mobile (Hong Kong) Limited (hereinafter "Party B"), a limited liability company incorporated and in good standing under the laws of the Hong Kong SAR, having its legal address at 60th Floor, The Center, 99 Queen's Road Central, Hong Kong.

WHEREAS:

         1. Party A is the indirect controlling shareholder of Party B, which carries out mobile communication and other authorized telecommunication operations in the provinces of Mainland China through a number of its wholly-owned subsidiaries incorporated in Mainland China (hereinafter the "OPERATING SUBSIDIARIES");

         2. In view to improving the total capital utilization of Party A and facilitating the operational development of the Operating Subsidiaries, Party A as the ENTRUSTING PARTY agrees to provide this RMB loan by mandate to the Operating Subsidiaries through an ENTRUSTED BANK (s) in the Mainland and Party B agrees to the arrangements as provided for herein.

This Agreement was reached by and between Party A and Party B on basis of mutual and equitable benefit pursuant to the following terms and conditions:

CLAUSE 1          PROSPECTIVE BORROWER(S) AND LOAN GRANT

1.1 The loan by mandate referred to herein is provided by Party A, to be granted by a commercial bank (s) (hereinafter called "ENTRUSTED BANK(s)") as the creditor(s) in the Mainland by mandate of Party A, to such prospective borrower (s), and for such purposes and term, and at such interest rate as determined by Party A herein. Advancements of funds and the monitoring of the use of funds and payments of the loan will be carried out by the Entrusted Bank (s) on behalf of Party A.

1.2 The borrower(s) shall be such Operating Subsidiaries as approved by Party B.

1.3 The Operating Subsidiaries may, subject to the consent of Party B, apply for borrowing facilities to Party A. In the case of acceptance of the application, Party A will notify the Entrusted Bank(s) as the creditor(s) to sign an

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         Agreement of Loan and Borrowing by Mandate with the Operating
         Subsidiaries, according to the principles and conditions provided for herein.

CLAUSE 2          INTEREST RATE AND CALCULATION

2.1 The interest rate shall be 35% lower than the prevailing lending interest rate required by the State authority. In the case of the lending interest rate adjustment required by the State authority, the applicable interest rate in the next year will be 35% lower than the adjusted loan interest rate. If the interest rate thus obtained on basis of the calculation as mentioned before (approximated to 0.001, e.g. X.XXX%, the forth digit after the decimal point is negligible) is not dividable by 3, the interest rate shall be adjusted by increment of 0.001% until such it is dividable by 3.

2.2 Interest shall start to accrue from the day on which the grant of the loan is made as provided for in the Agreement of Loan and Borrowing by Mandate, to be paid quarterly by means of transfer payment.

CLAUSE 3          TERM AND PURPOSES

3.1 In no case the term of the loan shall be more than two years (inclusive), subject to particular provisions in the Agreement of Loan and Borrowing by Mandate.

3.2 The loan shall be used only by the Operating Subsidiaries for such purposes as payment of loan, fixed assets investment, and other payment as directly relevant to mobile communication and other permitted telecommunication operations of the Operating Subsidiaries.

CLAUSE 4          REPAYMENT

4.1 All the principals due under the Agreement of Loan and Borrowing by Mandate shall be paid.

4.2 In case of early repayment by the Operating Subsidiaries, subject to the consent of Party A, the interest shall be calculated based on the actual number of days and the amount borrowed by the Operating Subsidiaries.

4.3 In case of arrears in principals and/or interest due, Party A may require the Entrusted Bank(s) to charge a penalty, calculated at a rate of 0.21% per day on basis of overdue payment and duration.

4.4 The principal due shall be paid to the account with the Entrusted Bank(s) by the Operating Subsidiaries and the interest due shall be withheld by the Entrusted Bank(s).

CLAUSE 5          CONFIDENTIALITY

5.1 Except where the laws shall apply or the regulatory authorities may require

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         otherwise, neither party may provide or divulge to any other company, enterprise, organization or individual of any part or all of information herein or any information concerning operations of the other party, without prior written consent of the other party, which shall not be unreasonably withheld or delayed.

CLAUSE 6          APPLICABLE LAWS AND DISPUTE SETTLEMENT

6.1 This Agreement shall be governed by, and interpreted and executed according to the laws of the PRC. For the purpose of This Agreement, the PRC does not include Hong Kong SAR, Macao SAR, and Taiwan.

6.2 Any dispute arising from validity, interpretation or performance of This Agreement between both parties shall be settled through friendly conciliation. Should the conciliation fail within 30 days after the dispute, both parties agree to submit it to China International Economic and Trade Arbitration Commission for arbitration according to applicable arbitration rules of the commission. The arbitration award is final and binding on both parties. Except the matter under arbitration, all the remaining parts of This Agreement remain valid and effective during the arbitration.

CLAUSE 7          VALIDITY AND TEXT

7.1      This Agreement is valid only in the circumstances:

         (1) Party B obtained waiver from The Stock Exchange of Hong Kong Limited (hereinafter the "SEHK") on connected transactions or a confirmation from the SEHK that the listing rules of the SEHK on connected transactions do not apply to relevant transactions; and

         (2) Transactions, if applicable, are approved by independent shareholder(s) of Party B, which has no interest therein according to the Listing rules of the SEHK.

7.2 This Agreement is officially signed and sealed by the legal/authorized representatives of both parties respectively.

7.3 This Agreement is made in Chinese. The four counterparts of the same effect and force are equally held by both parties.

  China Mobile Communications Corporation
  Legal/authorized Representative (signed): /s/ DONG Xin
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  China Mobile (Hong Kong) Limited
  Legal/authorized Representative (signed): /s/ ZHU Min
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